UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report: June 21, 2005 (Date of earliest event reported):

VISUAL NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23699	52-1837515

(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
incorporation)

2092 Gaither Road
Rockville, Maryland 20850
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (301) 296-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

     On June 21, 2005, Visual Networks, Inc. and certain of its subsidiaries (collectively, the “Company”) entered into a revolving line of credit agreement with Silicon Valley Bank (the “Bank”). While the Company continues to have outstanding obligations to the holders of its 5% convertible debentures (the “Debentures”), the Bank will make loans to the Company from time to time at the Company’s request of up to $4.0 million. These loans will bear interest at a rate equal to the Bank’s prime rate plus 6.0% per annum and the agreement will expire on October 31, 2005. If the Company satisfies all of its obligations under the Debentures prior to October 31, 2005, the Bank will make loans to the Company from time to time at the Company’s request of up to the lesser of (i) $4.0 million or (ii) a borrowing base equal to 80% of eligible accounts receivable as set forth in the agreement. These loans will bear interest at a rate equal to the Bank’s prime rate plus 2.0% per annum and the agreement will expire on December 31, 2005. The agreement replaces the Company’s existing line of credit agreement with the Bank, which would have expired on July 22, 2005.

Item 1.02.	Termination of a Material Definitive Agreement.

     Item 1.01 is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

     Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISUAL NETWORKS, INC.

By:	/s/ Donald E. Clarke

Donald E. Clarke
Executive Vice President and
Chief Financial Officer

Dated:  June 21, 2005